UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	July 12, 2012

Ladenburg Thalmann Financial Services Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Florida	001-15799	650701248
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

4400 Biscayne Blvd., 12th Floor, Miami, Florida		33137
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(212) 409-2000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) Effective July 12, 2012, upon the recommendation of the Company's Nominating Committee, the Company's board of directors increased the size of the board by one directorship and appointed Dmitry Kolosov to fill the newly-created directorship and to serve until his successor is duly elected and qualified. There were no arrangements or understandings pursuant to which Mr. Kolosov was appointed as a director, and there are no related party transactions between the Company and Mr. Kolosov reportable under Item 404(a) of Regulation S-K.

Mr. Kolosov, 32, an attorney, has served since August 2010 as the Vice President, Chief of Staff, and Member of the Management Board of the Skolkovo Foundation, a nonprofit organization in Russia charged by Russian President Dmitry Medvedev with creating a new science and technology city in the Moscow suburb of Skolkovo, which comprises a university, research institutions, centers of collective usage, business incubator, technology transfer and commercialization office, corporate offices and research and development centers, as well as residential space and social infrastructure. From 2002 until 2010 when he joined the Skolkovo Foundation, Mr. Kolosov served in various positions, including as Executive Secretary of the Board of Directors and Head of Shareholder Relations, and as Advisor to the Executive Chairman of the Board, of TNK-BP, a joint venture between BP plc and the Alfa-Access-Renova consortium, and among the ten largest private oil companies in the world. Since June 2012, Mr. Kolosov has served as a director of Opko Health, Inc. Mr. Kolosov's pertinent experience, qualifications, attributes and skills include experience with international business and cross-border transactions and managerial experience.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ladenburg Thalmann Financial Services Inc.

July 13, 2012	By:	/s/ Brett H. Kaufman

Name: Brett H. Kaufman
Title: Senior Vice President and Chief Financial Officer